IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§
	§	CASE NO. 03-31453-H3-11
TRINITY ENERGY RESOURCES, INC.,	§	(Chapter 11)
Debtor	§

NOTICE OF WITHDRAWAL OF SUPPORT FOR AMENDED JOINT PLAN OF
REORGANIZATION BY CLIVEDEN PETROLEUM CO. LTD.

COMES NOW Cliveden Petroleum Co. Ltd. ("Cliveden") and files this Notice of Withdrawal of Support for the Amended Joint Plan of Reorganization and would respectfully show the Court as follows:

1.    Cliveden is a plan proponent for the Amended Joint Plan of Reorganization for the referenced debtor. The hearing to consider confirmation of the Amended Plan was called on October 27, 2004 and adjourned by the Court to November 5, 2004, at which time evidence was adduced in support of the Plan.

2.    The Amended Plan has not yet been confirmed and has not been consummated. A proposed form of order for confirmation of the Plan is currently before this Court.

3.    On December 8, 2004, the Trustee filed a Motion for Order Confirming (Nunc Pro Tunc) Adequacy of Notice of Disclosure Statement Materials to Certain Beneficial Common Shareholders (the "Notice Motion"). No action has been taken on the Notice Motion and no hearings have been set to consider the Notice Motion.

4.    Cliveden has determined to withdraw its support for the Plan, withdraw as a plan proponent and will not consummate the transactions contemplated therein. Contemporaneously with advising the Trustee of this position, Cliveden has made a proposal to purchase certain assets and resolve certain claims by and among the parties. The Trustee has not yet had a full opportunity to consider the proposal and discussion of its specific terms is premature at this juncture.

5.    However, Cliveden believed it imminently important to advise the Court of its position vis-a-vis the Amended Plan so that the Court would not spend unnecessary time considering the issues surrounding the Notice Motion and the pending confirmation order and no orders would be entered which would then require a motion to vacate such order. Cliveden requests that the Court refrain from entering the proposed confirmation order and refrain from considering the Notice Motion.

WHEREFORE PREMISES CONSIDERED, Cliveden Petroleum Co. Ltd. requests that the Court refrain from further consideration of the pending confirmation order and the Motion for Order Confirming (Nunc Pro Tunc) Adequacy of Notice of Disclosure Statement Materials to Certain Beneficial Common Shareholders.

Respectfully submitted,
By: /s/ Shelley B. Marmon
Shelley B. Marmon
SBN 03497050
CRADY, JEWETT & MCCULLEY, L.L.P.
2727 Allen Parkway, Suite 1700
Houston, Texas 77019
(713) 739-7007
(713) 739-8403 FAX

ATTORNEYS FOR CLIVEDEN
PETROLEUM CO. LTD.